Exhibit 99.1

Contacts:	Investors:
Arbor Realty Trust, Inc.	The Ruth Group
Paul Elenio, Chief Financial Officer	Lee Roth
516-506-4422	646-536-7012
pelenio@arbor.com	lroth@theruthgroup.com

Media:

Bonnie Habyan, EVP of Marketing

516-506-4615

bhabyan@arbor.com

Arbor Realty Trust Closes Seventh Collateralized Securitization Vehicle

Uniondale, NY, April 11, 2017 — Arbor Realty Trust, Inc. (NYSE: ABR), today announced the closing of a $360 million commercial real estate mortgage securitization (the “Securitization”).  An aggregate of $279 million of investment grade-rated notes were issued (the “Notes”) and Arbor retained an equity interest in the issuing vehicle of approximately $81 million. The $360 million of collateral includes approximately $64 million of additional capacity to acquire future loans for a period of up to 120 days from the closing date of the Securitization.

The Notes have an initial weighted average spread of approximately 199 basis points over one-month LIBOR, excluding fees and transaction costs. The facility has a three year replenishment period that allows the principal proceeds from repayments of the portfolio assets to be reinvested in qualifying replacement assets, subject to certain conditions.

The offering of the Notes was made pursuant to a private placement. The Notes were issued under an indenture and are secured initially by a portfolio of real estate related assets and cash with a face value of $360 million, with such real estate related assets consisting primarily of first mortgage bridge loans.

Arbor intends to own the portfolio of real estate related assets through the vehicle until its maturity and expects to account for the Securitization on its balance sheet as a financing. Arbor will use the proceeds of this Securitization to repay borrowings under its current credit facilities, pay transaction expenses and to fund future loans and investments.

Certain of the Notes were rated by Moody’s Investors Service, Inc. and all of the Notes were rated by DBRS, Inc.

The Notes are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE: ABR) is a real estate investment trust and national direct lender specializing in loan origination and servicing for multifamily, seniors housing, healthcare and other diverse commercial real estate assets. Arbor is a Top 10 Fannie Mae DUS® Multifamily Lender by volume and a Top Fannie Mae Small Loan lender, a Freddie Mac Program Plus® Seller/Servicer and the Top Freddie Mac Small Balance Loan Lender, a Fannie Mae and Freddie Mac Seniors Housing Lender, an FHA Multifamily Accelerated Processing (MAP)/LEAN Lender, a HUD-approved LIHTC Lender as well as a CMBS, bridge, mezzanine and preferred equity lender, consistently building on its reputation for service, quality and flexibility. With a servicing portfolio of over $13 billion, Arbor is a primary commercial loan servicer and special servicer rated by Standard & Poor’s with an Above Average rating. Arbor is also on the Standard & Poor’s Select Servicer List and is a primary commercial loan servicer and loan level special servicer rated by Fitch Ratings. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2016 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.